Exhibit 10.1

QUINTILES TRANSNATIONAL HOLDINGS INC.

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1

PURPOSE

This Plan has been established by Quintiles Transnational Holdings Inc. (‘Company’) on November 5, 2015 (the “Effective Date”) to provide Participants with the opportunity to receive severance protections in connection with a Sale of the Company. The purpose of the Plan is to assure the present and future continuity, objectivity and dedication of Participants in the event of any Sale of the Company to maximize the value of the Company on a Sale of the Company. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 2.

ARTICLE 2

DEFINITIONS

“Administrator” means the Committee.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means the occurrence of any of the following with respect to a Participant:

(a) any willful misconduct or omission or act of dishonesty by the Participant, which as determined by the Company in its reasonable discretion, may cause material harm to the Company or its affiliates, or any other actions that are materially detrimental to the Company or any affiliates’ interest;

(b) gross negligence or willful misconduct by the Participant in the performance of the Participant’s duties;

(c) any material act by the Participant of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets, whether or not related to the Participant’s employment with the Company;

(d) the Participant being indicted for, convicted of, confessing to, pleading nolo contendere or becoming the subject of proceedings that provide a reasonable basis for the Company to believe that the Participant has engaged in a felony or in any other crime involving dishonesty or moral turpitude;

(e) the Participant’s material violation of a provision of the Company’s code of conduct, ethics policy or other material policy of the Company, which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest;

(f) the Participant’s material breach of fiduciary duty to the Company or its affiliates which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest; or

(g) the Participant’s material breach of any written agreement between the Participant and the Company which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest;

provided that, “Cause” shall not be deemed to have occurred pursuant to subsections (e) and (g) hereof unless the Participant has first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that Company intends to terminate the Participant’s employment for such reason, and if such ground is reasonably capable of being cured within fifteen (15) days, the Participant has failed to cure such ground within a period of fifteen (15) days from the date of such notice.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Quintiles Transnational Holdings Inc., a North Carolina corporation, and any successor thereto.

“Committee” means the Compensation and Talent Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee in which case references to the “Committee” shall be deemed references to the Board.

“Company Equity Plans” means any equity incentive plan maintained by the Company from time to time under which a Participant has been granted equity incentive awards that remain outstanding as of the date of the Qualified Termination, including without limitation (i) the Quintiles Transnational Holdings Inc. 2003 Stock Incentive Plan; (ii) the Quintiles Transnational Holdings Inc. 2008 Stock Incentive Plan; and (iii) the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan.

“Covered Payments” has the meaning set forth in Section 7.01.

“Covered Period” means the period of time beginning on the first occurrence of a Sale of the Company and lasting through the two-year anniversary of the occurrence of the Sale of the Company. The Covered Period shall also include the three (3) month period before the occurrence of the Sale of the Company if a Qualifying Termination occurs during such period and the Sale of the Company occurs.

“Effective Date” has the meaning set forth in Article 1.

“Eligible Employee” means any full-time employee of the Company who is a Grade 39 and above reporting directly to the Chief Executive Officer of the Company and the Chief Executive Officer of the Company. Eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” has the meaning set forth in Section 7.01.

“Good Reason” means the occurrence of any of the following without a Participant’s written consent:

(a) a material reduction in the Participant’s base salary;

(b) a material reduction in the Participant’s target bonus opportunity;

(c) relocation of the Participant’s principal place of employment by more than 50 miles;

(d) any material breach by the Company of any material provision of the Participant’s offer letter or employment agreement; or

(e) a material, adverse change in the Participant’s title, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law), including any change as a result of which the Participant is no longer reporting directly to the Chief Executive Officer of the Company.

A Participant cannot terminate his or her employment for Good Reason unless the Participant provides written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. A Participant must terminate his or her employment for Good Reason within ten (10) days following the end of the cure period, or the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Parachute Payments” has the meaning set forth in Section 7.01.

“Participant” has the meaning set forth in Section 3.01.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this Quintiles Transnational Holdings Inc. Change in Control Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either:

(a) by the Company without Cause; or

(b) by the Participant for Good Reason.

A Qualifying Termination that occurs during the three (3) month period before the first occurrence of a Sale of the Company will be deemed to occur upon the occurrence of the Sale of the Company for purposes of the Plan.

“Reduced Amount” has the meaning set forth in Section 7.01(a).

“Release” has the meaning set forth in Section 6.01(b).

“Sale of the Company” means a “Change in the Ownership of the Company”, a “Change in Effective Control of the Company”, or a “Change in the Ownership of a Substantial Portion of the Assets of the Company”, all as defined below and consistent with Section 409A of the Code. To qualify as a “Sale of the Company”, the occurrence of the event must be objectively determinable and any requirement that any other person, such as a plan administrator or board of directors compensation committee, certify the occurrence of a Sale of the Company must be strictly ministerial and not involve any discretionary authority.

“Change in the Ownership of the Company” occurs on the date that any one person, or more than one person acting as a group, acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of stock of the Company that, together with stock beneficially owned by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to beneficially own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “Change in the Ownership of the Company”. An increase in the percentage of stock beneficially owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This definition applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction. Persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock or other equity, or similar business transaction with the Company. If a person, including an entity, beneficially owns stock or other equity in both entities that enter into a merger, consolidation, purchase or acquisition of stock or other equity, or similar transaction, such shareholder or equity holder is considered to be acting as a group with other shareholders or equity holders in an entity only with respect to the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

“Change in the Effective Control of the Company” occurs only on the date that either—

(a) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing 50 percent or more of the total voting power of the stock of the Company; or

(b) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s board of directors. “Incumbent Board” means the group of directors consisting of (i) those individuals who, as of the effective date of the Plan, constituted the Company’s board of directors; and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock or other equity, or similar business transaction with the Company. If a person, including an entity, owns stock or other equity in both entities that enter into a merger, consolidation, purchase or acquisition of stock or other equity, or similar transaction, such shareholder or equity holder is considered to be acting as a group with other shareholders or equity holders in an entity only with respect to the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

“Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock or other equity in both entities that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder or equity holder is considered to be acting as a group with other shareholders or equity holders in an entity only to the extent of the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

“Severance” has the meaning set forth in Section 4.01(a).

“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).

ARTICLE 3

PARTICIPATION

Section 3.01 Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.

ARTICLE 4

SEVERANCE

Section 4.01 Severance. If a Participant has a Qualifying Termination, then, subject to Article 6, the Company will provide the Participant with the following:

(a) Severance in an amount equal to two (2) times the sum of (i) the Participant’s base salary in effect on the date of the Qualifying Termination or, if greater, in effect on the first occurrence of a Sale of the Company, plus (ii) the Participant’s target annual cash bonus for the year in which the Qualifying Termination occurs (“Severance”).

(b) If a Participant is enrolled in group health insurance coverage offered by the Company as of the date of the Qualifying Termination, an additional amount equal to the projected cost of the continuation of such group health insurance coverage for the Participant and the Participant’s eligible dependents pursuant to COBRA (“COBRA Payment”). A Participant shall be eligible for the COBRA Payment regardless of whether the Participant elects COBRA coverage or any other replacement health care coverage.

Subject to Section 10.13, the Severance and COBRA Payment will be paid in a single lump-sum on the 61st day following the Qualifying Termination.

ARTICLE 5

EQUITY AWARDS

Section 5.01 Equity Awards. Notwithstanding the terms of the Company Equity Plans under which a Participant’s equity awards, if any, are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then, subject to Article 6:

(a) all of the Participant’s outstanding unvested time-based equity awards under the Company Equity Plans shall become fully vested and any restrictions thereon shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the remainder of their full term; and

(b) all of the Participant’s outstanding unvested equity awards with performance-based vesting under the Company Equity Plans, shall be deemed achieved at target levels with respect to performance goals or other vesting criteria and shall, subject to Section 10.13, be paid in a single lump sum on the 61st day following the Qualifying Termination.

ARTICLE 6

CONDITIONS

Section 6.01 Conditions. A Participant’s entitlement to any severance benefits under Article 4 and Article 5 will be subject to:

(a) the Participant having a Qualifying Termination; and

(b) the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination.

ARTICLE 7

SECTION 280G

Section 7.01 Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Article 7, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 7.02 Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a) the Covered Payments, which do not constitute nonqualified deferred compensation subject to Section 409A of the Code, shall be reduced first; and

(b) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments, and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 7.03 Determinations. Any determination required under this Article 7, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion. The Participant shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Article 7. The Company’s determination shall be final and binding on the Participant.

ARTICLE 8

CLAIMS PROCEDURES

Section 8.01 Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

Quintiles Transnational Holdings Inc. 4820 Emperor Boulevard Durham, North Carolina 27703 Attention: General Counsel Copy to: Chief Human Resources Officer

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

Section 8.03 Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the

Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 8.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05 Arbitration. Subject to Section 8.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

Section 8.06 Legal Fees. The Company agrees to pay or reimburse a Participant, to the fullest extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by a Participant about the amount of any payments under the Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, in each case, provided that, the Participant prevails on any substantive issue in such proceeding.

ARTICLE 9

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 9.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its terms and to interpret Plan policies and procedures;

(b) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02 Duration. Unless earlier terminated pursuant to Section 9.03, if a Sale of the Company has not occurred, the Plan will expire five (5) years from the Effective Date; provided, that on each anniversary of the date the Plan would otherwise expire, the Plan will be automatically extended for an additional year.

Section 9.03 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01 At-will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02 Effect on Other Plans, Agreements and Benefits.

(a) Any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b) Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03 Mitigation and Offset. If the Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.

Section 10.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.07 Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Sale of the Company or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 10.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 10.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 10.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of North Carolina without regard to conflicts of law principles. Subject to Section 8.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a federal court located in the state of North Carolina, county of Wake, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 10.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 10.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 10.13 Section 409A.

(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

APPENDIX A

PARTICIPANTS

Name:

•	Chief Executive Officer
•	Executives Grade 39 and above who report directly to the Chief Executive Officer, including executive officers as reflected in our filings with the Securities and Exchange Commission from time to time